Exhibit 10.63

AMENDMENT NO. 2 TO MAXXAM INC.
REVISED CAPITAL ACCUMULATION PLAN OF 1988

WHEREAS, MAXXAM Inc. (the “Company”) sponsors the MAXXAM Inc. Revised Capital Accumulation Plan of 1988 (As Amended and Restated December 2007) (the “Plan”), which is subject to section 409A of the Internal Revenue Code of 1986, as amended (together with applicable Treasury regulations and other guidance of general application thereunder, including Notices 2005-1 and 2007-86, “409A”); and

WHEREAS, the Company deems it necessary to amend the Plan to conform to 409A;

NOW, THEREFORE, the Plan is hereby amended in the following particulars, effective December 31, 2008:

1.      Clause 2.3(b)(iii) is hereby amended to read as follows:

“Notwithstanding clauses (i) and (ii) above, amounts creditable under Section 2.3(a) for the first calendar year in which an employee becomes a participant shall be allocated in accordance with the employee’s direction made prior to the date he first becomes a participant;”

2.
The words “if such termination was for reasons other than Disability (or death)” are hereby deleted from the first sentence of clause 3.3(a)(i); and the words “unless the participant’s Termination of Employment was on account of Disability or death” are hereby deleted from the third sentence of clause 3.3(a)(ii).

EXECUTED this 30th day of December 2008, to be effective as indicated above.

MAXXAM INC.

By:	/s/ M. Emily Madison
M. Emily Madison
Vice President, Finance

MI Cap Accum Plan (Dec 2008 amend’t).final.BLB.doc